                                                                  Exhibit 10.10


                                  GATEWAY, INC.
                            MANAGEMENT INCENTIVE PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 17, 2001)

1. PURPOSE. The purpose of the Management Incentive Plan (the "Plan") is intended to enhance the ability of Gateway, Inc. (the "Company") to attract and retain highly-qualified senior executives by providing them with the ability to earn significant rewards if the Company attains or exceeds certain pre-established financial objectives.

2. DEFINITIONS. As used herein, the following terms shall have the meaning set forth below.

         (a) Award shall mean the grant of an award by the Committee to a Participant in each Plan Year.

         (b)      Board shall mean the Board of Directors of the Company.

         (c)      Committee shall mean the Compensation Committee of the Board.

         (d) Participant shall mean an eligible employee who is selected by the Committee to participate in the Plan.

         (e)      Plan Year shall mean the calendar year.

3. ELIGIBILITY. Any officer or employee of the Company or any subsidiary of the Company shall be eligible to be selected by the Committee to participate in the Plan in any calendar year and to receive an Award hereunder.

4.       ADMINISTRATION.

         (a) The Plan shall be administered by the Committee which shall have full power and authority to construe, interpret and administer the Plan and its terms, and adopt such rules, regulations and guidelines for carrying out the Plan as it deems necessary or appropriate. This power and authority includes but is not limited to selecting those eligible employees who shall be granted an Award, weighting the Key Goals, and exercising discretion to reduce the amount of any payment that otherwise would be payable to a Participant, establishing the Key Goals for each Participant or class of Participants, and otherwise establishing the terms and conditions of each Award. The Committee's interpretation and construction of any provision of the Plan and/or of any Award shall be final, binding and conclusive on all parties.

         (b) Notwithstanding anything herein to the contrary, the Committee may delegate all or any portion of its power and authority hereunder to the President and/or Chief Executive Officer of the Company with respect to Awards to be made to Participants who are not "covered employees" within the meaning of Section 162(m) of the Code, or executive officers.


5.       AWARDS.

         (a) Not later than ninety (90) days after each January 1st, the Committee, in its sole discretion, shall designate those eligible employees who are to be Participants for the calendar year beginning on such January 1st, and shall specify the terms and conditions of each Award to such Participant for such year. The Committee may designate additional Participants after the end of such 90-day period, provided that, within thirty (30) days of such designation, the Committee specifies the terms and conditions of the Award to such Participant, which shall be prorated based on the period of participation of the Participant in such Plan Year.

         (b) The Award may be based on the achievement of one or more pre-established key financial objective goals ("Key Goals"), as determined by the Committee, in its sole discretion. The Key Goals may be any one or combination of the following or any other objective standard the Committee may select: earnings per share, gross or net revenue, reduction of costs, and customer satisfaction.

         (c) The maximum Award to any Participant in any calendar year may not exceed two hundred fifty percent (250%) of such Participant's base salary for such year as in effect on January 1st of such year.

6. CERTIFICATION AND PAYMENT OF AWARDS. As soon as practicable after the end of each Plan year, the Committee shall determine whether, and to what extent, the Key Goals were attained for each Participant during such year and the amount of incentive payment to which such Participant is entitled, and shall certify such determinations in writing. A Participant shall have the right to defer the receipt of all or a portion of the amounts payable hereunder pursuant to the Gateway, Inc. Deferred Compensation Plan; if no such election is made, payment of such amount shall be made in a single lump sum in cash as soon as practicable (but no more than 30 days) after the Committee's certification is made, provided that no payment shall be made if, on such payment date, (a) the Participant is no longer an employee of the Company on such payment date, or (b) the Committee determines, in its discretion, that the Participant is not in compliance with the Company's Code of Ethics or is subject to corrective action for performance.

7. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the establishment of the Plan, the making of an Award, nor any other action with respect to the Plan shall be held or construed to provide a Participant with any right to continued employment (either express or implied) with the Company or any subsidiary thereof on a full-time, part-time or any other basis.

8. WITHHOLDING. The Company shall have the right to withhold from any payment hereunder the amount necessary to satisfy any applicable federal, state or local withholding requirements.

9. EFFECTIVE DATE. The Plan shall be effective for the calendar year beginning January 1, 2001.

10. GOVERNING LAW. The validity, construction and effect of the Plan and any actions taken relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

11. UNFUNDED PLAN. The Company shall have no obligation to reserve or otherwise fund in advance any amounts under the Plan and the Plan shall not create (or be construed to create) a trust or separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of any Award, such rights shall be no greater than those of a general, unsecured creditor of the Company.

12. AMENDMENT AND TERMINATION. The Committee or the Board shall have the right at any time to amend or terminate the Plan, provided that no such amendment shall, without the consent of the affected Participant, alter or impair any right or obligations under an outstanding Award.


                                       3